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                                                                  EXHIBIT 10.82
[Logo of Computone Corporation
 Appears Here]
                                                                  PRESS RELEASE
Computone Investor Relations: Dianne Will                 FOR IMMEDIATE RELEASE
(214) 954-9300, FAX: (214) 954-9333                                JUNE 9, 1998
Computone Media Contact: Page Caldwell
(770) 625-0000, FAX: (770) 625-0013


                      COMPUTONE AND LADIA SIGN DEFINITIVE
                              AGREEMENT TO COMBINE
     _____________________________________________________________________

ALPHARETTA, GA--JUNE 9, 1998--Computone Corporation (NASDAQ SMALL CAP: CMPT) and LADIA LLC (LADIA) announced today that they have entered into a definitive agreement to combine the two companies. The closing is subject to approval of the shareholders of each company as well as certain other conditions. The transaction is expected to be accounted for as a pooling of interests and to qualify as a tax-free reorganization. The combined company will be renamed LADIA Communications Technologies Inc. The agreement provides that CMPT will issue up to 8.5 million CMPT common shares to LADIA members and debtholders.

LADIA, based in Boston, Massachusetts, is a telecommunications service company principally providing international long-distance carrier service to customers worldwide. LADIA is constructing a national network of switches including gateway locations in New York and Miami. LADIA's network design is expected to permit its switches to be centrally maintained and controlled at LADIA's computer center. LADIA believes its switching configuration will provide a competitive advantage by optimizing the routing of calls over the LADIA carrier network. Through its dedicated facilities and network of switches, LADIA intends to offer a wide variety of international and domestic long-distance telephony services. LADIA operates with a direct sales force that concentrates on selling its telecommunications products and services to medium and large international carrier customers as well as domestic carriers. In addition, LADIA has a network of independent sales affiliates. LADIA also enters into joint ventures and strategic partnerships in order to more efficiently sell its telecommunications services and products to domestic and foreign markets.

LADIA's business plan calls for revenues of over $50 million for the full year 1998 and $100 million in 1999, with operating margins consistent with industry standards. Barry Spillberg, Chief Operating Officer of LADIA, commented, "With access to the capital markets through Computone, we will provide a wider range of services to our existing customers and measurably expand our marketing and sales base." Spillberg added, "LADIA is now positioned to execute an aggressive business plan with exceptional growth potential."

For some time, Computone has sought to acquire a company with significant growth potential that could substantially enhance its revenue and earnings growth, and believes that LADIA's business plan is in-line with these requirements. In addition, Computone hopes to gain significant additional management depth and open up new markets for its new state-of-the-art digital communications server TotalAccess DCS5000. This technology will assist in the routing of communications traffic at the gateway locations for LADIA.
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Management of both companies believes that the synergies between the two companies are very strong and will be of benefit to the shareholders of Computone. Deregulation in the telecommunications sectors worldwide should create tremendous opportunity for growth for companies such as the combined Computone and LADIA. As such, Computone believes that the combination of the two companies is an excellent complement to the growth strategies of Computone.

Computone Corporation designs and manufactures an extensive line of 200 - 921.6Kbps communications servers (modular and rack mount) for Ethernet TCP/IP LANs, remote access, and INTERNET connectivity; 512 - 921.6Kbps ISDN solutions, 200 - 921.6Kbps asynchronous multi-port solutions for PCI, ISA, EISA, and Micro Channel (modular and rack mount); and synchronous communications adapters for ISA and PS/2. Computone has been awarded Arthur Andersen's prestigious "Fast Tech 50" award for four consecutive years.

NOTE: The forward looking statements included in this press release are based on current expectations, including the consummation of the transactions contemplated by the Agreement, that involve risks and uncertainties. Actual results including the level of sales and earnings of Computone and LADIA may differ materially from that indicated due to the risks and uncertainties including, but not limited to, risks associated with acquisitions, changes in business and economic conditions, competition, availability of raw materials, access to adequate capital on a timely basis, and the risk factors listed in the reports that Computone files with the Securities and Exchange Commission.

Computone is located at 1060 Windward Ridge Pwy, Ste. 100 Alpharetta, GA 30005. To reach Computone Sales: call 800-241-3946 or 770-625-0000, Fax: 770-
625-0013,  E-mail: sales@computone.com, or visit our web site:
www.computone.com.
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